International Lease Finance Corporation

With Maturities of 9 Months or More from Date of Issue

Registration No.		333-100340
Filed Pursuant to Rule		424 (b) (3)
Pricing Supplement No.		74
(To Prospectus dated April 15, 2003 and Prospectus Supplement dated April 15, 2003)
The date of this Pricing Supplement is			September 26, 2005
Trade Date:	09/26/05		Issue Date:	09/29/05

CUSIP Number	Stated Interest Rate per Annum	Maturity Date	Interest Payment Frequency	First Interest Payment Date	Subject to Redemption	Redemption Date and Terms
45974EKJ4	4.20%	09/15/07	Monthly	10/15/05	No	N/A
45974EKK1	4.35%	02/15/09	Quarterly	11/15/05	No	N/A
45974EKL9	4.40%	05/15/09	Semi-Annual	11/15/05	No	N/A
45974EKM7	4.45%	10/15/09	Semi-Annual	10/15/05	No	N/A
						[Additional columns below]

[Continued from above, first column repeated]
CUSIP Number	Aggregate Principal Amount	Price to Public	Discounts and Commissions	Net Proceeds to Issuer	Maximum Reallowance	Survivor*s Option	OID Note	Other Material Terms
45974EKJ4	$2,941,000	100%	0.39%	$2,929,530.10	$1.00	Yes	No	N/A
45974EKK1	$165,000	100%	0.57%	$164,059.50	$1.50	Yes	No	N/A
45974EKL9	$190,000	100%	0.60%	$188,860.00	$1.50	Yes	No	N/A
45974EKM7	$2,058,000	100%	0.71%	$2,043,388.20	$1.50	Yes	No	N/A
All notes described in this Pricing Supplement are issued in U.S. Dollars with Authorized Denominations of $1,000 and integral multiples thereof.

As of September 12, 2005 ABN AMRO Financial Services, Inc. changed its name to LaSalle Financial Services, Inc. Consequently, all references to "ABN AMRO Financial Services, Inc." in the prospectus are amended to read "LaSalle Financial Services, Inc.".